UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2007

HSW International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Capital City Plaza
3350 Peachtree Road, Suite 1150
Atlanta, Georgia 30326

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

                On November 13, 2007, HSW International, Inc. (the “Company”) announced that certain provisions that relate to the Company set forth in the Agreement and Plan of Merger dated October 14, 2007 (the “Merger Agreement”) between the Company’s largest stockholder, HowStuffWorks, Inc. (“HowStuffWorks”), and Discovery Communications, LLC (“Discovery”) have been amended.   As previously disclosed by the Company on October 15, 2007, the closing under the Merger Agreement was conditioned upon the execution of certain amendments to certain of the Company’s agreements.   As a result of continued discussions among the parties, the two  amendments discussed below have been eliminated.  Under the revised terms:

•                  Jeffrey Arnold will continue as Chairman of the Board of the Company.

•                  The Company will retain the provision in its current stockholders agreement which prohibits HowStuffWorks from selling any of its shares of the Company until October 2008, 2/3 of its shares until April 2009, and 1/3 of its shares until October 2009.

Certain of the proposed amendments remain as conditions to closing under the Merger Agreement, including:

(i)                                                      The services agreement between the Company and HowStuffWorks will terminate based on the Company’s determination that the Company is able to perform on its own the services provided by HowStuffWorks.  In connection with such termination, HowStuffWorks will license to the Company the software code existing at closing for the HowStuffWorks’ content management platform at no cost.

(ii)                                                   The agreement that provides the Company with the option to acquire digital publishing rights in the local language to HSW content in India and Russia will be amended to provide that such option cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HowStuffWorks’ ownership of the Company, directly or indirectly, exceeding 50%; provided that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

(iii)                                                The Company’s right of first refusal relating to the distribution of HSW content in territories outside the United States other than in China, Brazil, India and Russia will terminate.

(iv)                                               HowStuffWorks will have the right to designate 3 directors of the Company (one of whom shall be an independent director); and HowStuffWorks and Discovery have informed the Company that they intend to use this right to designate a representative of Discovery to sit on the Company’s Board.

(v)                                                  HowStuffWorks will have the right to designate the chairperson of the Nominating and Governance Committee.

(vi)                                               All shares of the Company owned by HowStuffWorks in excess of 45% of the outstanding shares of the Company as of any applicable record date, if any, shall be voted in exact proportion to the vote of the Company stockholders other than HowStuffWorks.  HowStuffWorks will have the right to vote in its discretion its shares of the Company up to and including 45% of the outstanding shares of the Company as of any applicable record date.

In connection with the amendments, the Company and HowStuffWorks have agreed to license fees for the use of HowStuffWorks’ trademark in China and Brazil and in India and Russia.

The Company’s Board of Directors met on November 6th and 11th, 2007 to consider the remaining amendments.  The Board unanimously approved the remaining amendments.  In addition, due to the elimination of several of the requested amendments and the nature of the remaining amendments, the Board of Directors of the Company determined that a vote of the stockholders of the Company was not required to approve the remaining amendments.  The remaining amendments will become effective if and when the proposed merger between HowStuffWorks and Discovery is consummated.  There can be no assurances that the proposed merger will be consummated.

Item 9.01. Financial Statements and Exhibits

                (d)           Exhibits

99.1	Press release, dated November 13, 2007

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW INTERNATIONAL, INC.
(Registrant)

Date: November 13, 2007	By:	/s/ HENRY N. ADORNO
Henry N. Adorno, Vice Chairman